EXHIBIT 10.22

[GRAPHIC-logo]   100 Mission Ridge Dr. o GOODLETTSVILLE, TENNESSEE 37072
D O L L A R
GENERAL(R)
CORPORATION


May 14, 2001


Mr. Donald S. Shaffer
291 Hawk Wing Drive
Manakin Sabot, Virginia

Dear Don:

Senior management positions at Dollar General are only offered to persons who share our mission and values. It is not as easy as one would think to find an individual who combines the qualities of strong leadership centered on the development of others, and a true serving heart. Through our selection process we feel we have found these qualities in you, and we are pleased to offer you the position of President and Chief Operating Officer. In this capacity, you will report directly to me.

The following outlines the elements of your total reward package: base, bonus, equity, benefits and relocation.

Base Salary

o Starting base salary of $600,000.00 annually ($25,000.00 per pay period based on 24 pay periods). Your employment will begin as soon as possible.

Bonus

o You will participate in the Management Incentive TEAMSHARE bonus program in which you would be eligible to earn up to 100% of your annual base salary in a cash bonus based on corporate results. Your first year's bonus is based on fiscal 2002 results (2/01-1/02) and will be guaranteed at the 50% level.

Equity

o A restricted stock award of 20,000 shares will be granted to you subject to the approval of the board of directors. These shares will remain under legend (i.e. "restriction") until the first anniversary of your employment with Dollar General. During the restriction period you will have voting rights and receive dividends from these shares.



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Don Shaffer
May 14, 2001
Page 2

o Option to purchase 100,000 shares of Dollar General Corporation common stock subject to the approval of the board of directors. These shares will automatically vest on the one-year anniversary date of your employment with the Corporation.

o Option to purchase 153,900 shares of Dollar General Corporation common stock subject to the approval of the board of directors and the vesting provisions of the Performance Stock Option Program. Subject to these vesting provisions, the stock options will be available to you (i.e., will "vest") 9 1/2 years from the grant date. Because these are performance-based options, the vesting date may be accelerated if you and the Company meet or exceed annual performance goals. The acceleration schedule is up to a maximum of 76,950 shares in 2002 and up to a maximum of 76,950 shares in 2003.

o You will also be eligible to participate in our Executive Stock Plus Ownership Program. Guidelines for your participation in this program will be explained to you during your orientation.

Benefits:

o All available health/dental benefits will start immediately. These benefits may be subject to pre-existing condition requirements, consistent with federal and plan guidelines.

o The company's 401k Retirement and Savings Plan will be available for your deferral participation during the quarterly enrollment period following the one-year anniversary of your employment. In the event you have a qualified retirement benefit from a previous employer, you may roll that into our plan immediately upon joining Dollar General.

o You will participate in a Supplemental Executive Retirement Plan which provides an added annual retirement contribution being made on behalf of key executives in the company. The contribution amount varies according to your age and service. At your current age (57) and service (0), you will come into the plan at the 4.5% contribution level.

o Should you choose, you may participate in the Compensation Deferral Program for 2002. Executives may defer up to 50% of their base pay and up to 100% of their bonus. Information will be provided to you regarding this program in November 2001 before the beginning of the new plan year.

o You will receive a Group Life Insurance policy equal to $50,000.00 and a Group Accidental Death & Dismemberment policy of $50,000.00.

o You will be provided with a Group Long Term Disability policy that provides a LTD benefit of 60% of your base salary up to $20,000.00 per month maximum should you ever become totally disabled. The policy has a 180-day elimination period.

o You will be eligible for company paid Supplemental Executive Life Insurance equal to 2 1/2 times your base salary less the group life benefit.

o You will be eligible for one week of vacation after six months of full-time employment. Once you achieve your first year of full-time employment then you will receive two weeks of vacation. In addition, once you achieve your seventh year of full-time employment you will receive three weeks of vacation. Our vacation schedule is tied to your full-time anniversary date.



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Don Shaffer
May 14, 2001
Page 3


Severance:

o The Company will provide for one year of base salary as severance if you are terminated within two years for any reason other than for "cause". Cause shall be defined as the commission of an act involving theft, embezzlement, fraud, intentional mishandling of Dollar General funds or conviction of a criminal offense which adversely affects your job-related responsibilities.

Relocation Program:

o Relocation benefits will be provided for your move from Richmond, Virginia to the Nashville area. These benefits as outlined on the attachment will be available up to one year after your effective date in your position.

Please review this letter and if you have any questions, feel free to call me.

Please sign one copy of this letter and return it as soon as possible to me.

Sincerely,




/s/Cal Turner, Jr.
------------------
Cal Turner, Jr.
Chairman & CEO


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Don Shaffer
May 14, 2001
Page 4



"I have read and I understand and agree with the terms and conditions of this employment offer letter. I recognize and agree that I am an employee-at-will and this offer letter doesn't specify any particular term of employment."

Donald S. Shaffer                                ###-##-####
-----------------------------               --------------------
     Print Full Name                        Social Security Number

/s/Donald S. Shaffer                              5-17-2001
-----------------------------               --------------------
          Signature                                 Date





cc:      Bob Carpenter, President
         Melissa Buffington, VP Human Resources & CAO
         Larry Wilcher, General Counsel & Corporate Secretary




BC/jr


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                               RELOCATION BENEFITS
                                Don Shaffer Offer
                                February 16, 2001


o        Pre-move Allowance
            o  5% of annual base salary ($30,000).

o        House Hunting Trips
            o  Three trips for entire family
            o  Hotel accommodations for a maximum of 3 nights per visit
            o  Mileage reimbursement of $.29 mile
            o  Meal expenses of $25.00/day per adult; $15.00/day per child

o        Temporary Living (up to 7 months)
            o  Up to 7 months lodging
            o  Meals $25.00 per day

o        Moving Expenses
            o Graebel Moving Company will be contracted to pack, load and unload in your new location

o        Homesale Assistance
            o An Accelerated Homesale Assistance Program provided by Williams Relocation Company. This program provides assistance in selling your home including the reimbursement of up to 6% realtor's fee on the home sale.
            o Dollar General will make available to you an interest free bridge loan on your estimate of the equity in your current home, repayable upon the sale of that home. This option is available up to two years after your start date.

o        Closing Cost
            o Reimbursement of up to 2% of home purchase price in closing costs.

o        En Route Expenses
            o Travel expenses reimbursed upon traveling from former location to new location.